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
 FORM 5                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                               OMB Number   3235-0362
    subject to Section 16. Form                                                                          Expires: September 30,1998
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response.....1.0
[X] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[X] Form 4 Transactions Reported        and Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
- ----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person |  2. Issuer Name and Ticker or Trading Symbol    |   6. Relationship of Reporting Person
                                        |                                                 |      to Issuer (Check all applicable)
Begum,      Paul          G.            | Klever Marketing, Inc. (KLMK)                   |     __X__ Director  __X_ 10% Owner
------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       | 4. Statement for       |     _____ Other (specify below)
                                        |    Security Number     |    Month/Year          |     President/CEO and Director
                                        |    of Reporting        | December 31, 1997      |-----------------------------------------
P O Box 58045                           |    Person (Voluntary)  |------------------------|  7. Individual or Joint/Group Reporting
----------------------------------------|                        | 5. If Amendment, Date  |         (check applicable line)
              (Street)                  |                        |of Original (Month/Year)|  _X_ Form filed by One Reporting Person
                                        |                        |                        |  ___ Form filed by more than one
 Salt Lake City, Utah       84158       |                        |                        |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | -----------------------------------------| of Issuer's | (D) or  | ficial
                                       |               |               | Amount | (A)  |  Price   | Fiscal Year | Indirect| Owner-
                                       |               |               |        |  or  |          | (Instr. 3   | (I)     | ship
                                       |               |               |        | (D)  |          |   and 4)    |(Instr.4)|(Instr.4)
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 07/05/96      | P3            |3,165,078 A    |          |3,165,078    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(2)Common Shares                       | 02/24/97      | P4            | 35,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(3)Common Shares                       | 02/24/97      | P4            |100,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(2)Common Shares                       | 02/24/97      | P4            | 25,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 50,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 50,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 10,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 10,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 10,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            | 10,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            |  5,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            |  5,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|---------|---------
(1)Common Shares                       | 02/25/97      | P4            |  5,000 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|-------------------
(4)Common Shares                       | 12/18/97      | P4            | 31,834 | A    |   $0.01  |3,511,912    |   D     |
---------------------------------------|---------------|---------------|--------|------|----------|-------------|-------------------


*  If the form is filed by more than one reporting person, see instruction 4(b)(v)                                           (Over)

1.The shares described herein were acquired by Tree of Stars, Inc. a private corporation with Mr. Begum as an appointed officer, director and principal shareholder. Mr. Begum may be deemed to be the beneficial owner of these shares due to his described positions.

2. The shares described herein were acquired by Mr. Begum and subsequently assigned to PSF, Inc. a Utah corporation with Mr. Begum as an appointed officer, director and principal shareholder. Mr. Begum may be deemed to be the beneficial owner of these shares due to his described position.

3. The shares described herein were acquired by Mr. Begum and subsequently assigned to the Reed Bradford Center for Christian Living, a trust with Mr. Begum as the appointed trustee. Mr. Begum ma be deemed to be the beneficial owner of the shares described herein due to his described positions.

4. The shares described herein were acquired by Mr. Begum in consideration for assigning certain patent technologies to the Company.

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FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |     Year)     |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        |Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title |Number of
                               |              |               |               |--------------| cisable | Date   |        |Shares
                               |              |               |               | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
(1)Options (right to buy)      |  $0.86       |   05/13/92    |  P3   |       | A    |       | 05/13/92|05/13/00|Common  |579,585
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
(1)Options (right to buy)      |  $1.08       |   07/26/95    |  P3   |       | A    |       | 07/26/95|07/26/00|Common  | 28,979
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
(1)Options (right to buy)      |  $1.73       |   02/15/96    |  P3   |       | A    |       | 02/15/96|12/31/97|Common  |  1,159
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
(1)Options (right to buy)      |  $3.00       |   08/07/96    |  P3   |       | A    |       | 08/07/96|08/07/99|Common  |  5,000
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Year      |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |  613,564       |        D          |               |
--------------|----------------|-------------------|---------------|
              |  613,564       |        D          |               |
--------------|----------------|-------------------|---------------|
              |  613,564       |        D          |               |
--------------|----------------|-------------------|---------------|
              |  613,564       |        D          |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

1. The options described herein granted to the reporting person were 100% vested immediately upon date of issuance.

                                                                      /s/Paul G. Begum                           July 31, 1998
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                          Paul G. Begum, Director

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                Page 2
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